Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Jeff Andreson	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899

INTEVAC ANNOUNCES FOURTH QUARTER AND FULL YEAR 2013 FINANCIAL RESULTS

Santa Clara, Calif.—January 29, 2014—Intevac, Inc. (Nasdaq: IVAC) today reported financial results for the quarter and year ended December 31, 2013.

“The limited amount of capital expenditures in both our hard drive media and solar cell manufacturing markets resulted in a difficult year for our Equipment business. However, the long-term growth drivers for both of these markets remain positive,” commented Wendell Blonigan, president and chief executive officer of Intevac. “In our Photonics business, we completed the final phase of our Apache camera development program and began shipping production units in late December. We expect this program to drive significant Photonics revenue growth in 2014.

“Over the course of 2013, the company implemented actions that reduced operating expenses by 25% and cash burn by more than 50% from the prior year. In November, we announced a $30 million stock repurchase plan that allows the company to return capital to our stockholders while retaining the flexibility to effectively manage and grow the business. Our market share and technology leadership position in the hard disk drive media manufacturing market, innovative new equipment products for solar cell manufacturing, a growing Photonics business, reduced operating expenditure levels, and solid balance sheet provide a strong foundation for the future.”

($ Millions, except per share amounts)	Q4 2013		Q4 2012
	GAAP Results	Non-GAAP Results	GAAP Results	Non-GAAP Results
Net Revenues	$20.6	$20.6	$17.5	$17.5
Operating Income (Loss)	$1.2	$(2.5)	$(23.9)	$(6.1)
Net Income (Loss)	$1.7	$(2.0)	$(42.7)	$(4.2)
Net Income (Loss) per Share	$0.07	$(0.08)	$(1.82)	$(0.18)

	Year Ended		Year Ended
	December 31, 2013		December 31, 2012
	GAAP Results	Non-GAAP Results	GAAP Results	Non-GAAP Results
Net Revenues	$69.6	$69.6	$83.4	$83.4
Operating Loss	$(17.8)	$(20.6)	$(42.5)	$(23.5)
Net Loss	$(15.7)	$(18.5)	$(55.3)	$(16.2)
Net Loss per Share	$(0.66)	$(0.78)	$(2.37)	$(0.69)

Fourth Quarter 2013 Summary

Net income for the quarter was $1.7 million, or $0.07 per diluted share, and includes a $3.7 million credit for the change in fair value of certain contingent consideration obligations related to an acquisition in a prior year. This compares to a net loss of $42.7 million, or $1.82 per share, in the fourth quarter of 2012, which included a $23.4 million valuation allowance established on certain federal deferred tax assets, $18.4 million in goodwill and intangibles impairment charges, and a $0.7 million credit for the change in fair value of acquisition-related contingent consideration. The non-GAAP net loss was 2.0 million, or $0.08 per share, compared to a non-GAAP net loss $4.2 million or $0.18 per share, for the fourth quarter of 2012.

Revenues were $20.6 million, including $12.8 million of Equipment revenues and Photonics revenues of $7.7 million. Equipment revenues consisted of one 200 Lean system, upgrades, spares and service. Photonics revenues included $3.5 million of research and development contracts. In the fourth quarter of 2012, revenues were $17.5 million, including $9.4 million of Equipment revenues and Photonics revenues of $8.1 million, which included $4.9 million of research and development contracts.

Equipment gross margin was 38.1% compared to 46.0% in the fourth quarter of 2012 as a result of a lower mix of higher-margin upgrades. Photonics gross margin was 36.8% compared to 37.4% in the fourth quarter of 2012, reflecting lower overhead absorption as a result of lower program activity. Consolidated gross margin was 37.6%, compared to 42.0% in the fourth quarter of 2012.

R&D and SG&A expenses were $10.3 million compared to $13.5 million in the fourth quarter of 2012. Total operating expenses were $6.6 million and were net of a $3.7 million credit for the change in fair value of acquisition-related contingent consideration. Total operating expenses in the fourth quarter of 2012 of $31.2 million included $18.4 million in non-cash goodwill and intangibles impairment charges offset in part by a $0.7 million credit for the change in fair value of acquisition-related contingent consideration.

Order backlog totaled $59.9 million on December 31, 2013, compared to $70.7 million on September 28, 2013 and $35.2 million on December 31, 2012. Backlog as of December 31, 2013 includes one 200 Lean system and one Solar system as compared to two 200 Lean systems on September 28, 2013. Backlog as of December 31, 2012 did not include any 200 Lean systems.

The company ended the year with $81.4 million of cash and investments and $124.7 million in tangible book value. The company repurchased $1.7 million in stock during the fourth quarter as part of the Stock Repurchase Program announced in November.

Fiscal Year 2013 Summary

The net loss was $15.7 million, or $0.66 per share, compared to a net loss of $55.3 million, or $2.37 per share, for fiscal 2012. The non-GAAP net loss, which excludes a $3.7 million credit for the change in fair value of acquisition-related contingent consideration, a $0.7 million restructuring charge and a $0.2 million divestiture loss, was $18.5 million or $0.78 per share. This compares to the 2012 non-GAAP net loss of $16.2 million, or $0.69 per share, which excludes a $23.4 million valuation allowance established on certain federal deferred tax assets, $18.4 million in goodwill and intangibles impairment charges, a $3.0 million bad debt charge, a $0.2 million credit for the change in fair value of acquisition-related contingent consideration and a $2.2 million divestiture gain.

Revenues were $69.6 million, including $39.1 million of Equipment revenues and Photonics revenues of $30.5 million, compared to revenues of $83.4 million, including $52.5 million of Equipment revenues and Photonics revenues of $30.9 million, for 2012.

Equipment gross margin was 31.0%, compared to 44.9% in 2012, primarily due to the lower level of revenue from upgrades, lower factory absorption, a refurbishment provision for a solar evaluation system, and the lower system margin on the first solar implant ENERGi system recognized for revenue. Photonics gross margin was 32.3% compared to 34.2% in 2012, reflecting lower margins on our technology development programs. Consolidated gross margin was 31.6%, compared to 40.9% in 2012.

R&D and SG&A expenses were $43.3 million compared to $57.7 million in 2012. Total operating expenses were $39.6 million, which includes a $3.7 million credit for the change in fair value of acquisition-related contingent consideration, and $0.4 million in severance costs, and were down 49.8% from $78.9 million in the 2012. The operating loss of $17.8 million includes a $3.7 million credit for the change in fair value of acquisition-related contingent consideration, $0.7 million of restructuring charges and a $0.2 million loss on the sale of our Raman spectroscopy product line. The operating loss of $42.5 million for 2012 included $18.4 million in non-cash goodwill and intangibles impairment charges and a $3.0 million bad debt charge, offset in part by a $2.2 million gain on the sale of our mainframe technology and a $0.2 million credit for the change in fair value of acquisition-related contingent consideration.

Use of Non-GAAP Financial Measures

Intevac’s non-GAAP results exclude the impact of the following, where applicable: (1) changes in fair value of contingent consideration liabilities associated with business combinations; (2) restructuring charges; (3) gains or losses on sales of product lines and technology assets; (4) certain bad debt charges; (5) impairments of goodwill and intangible assets; and (6) deferred tax asset valuation allowance. A reconciliation of the GAAP and non-GAAP results is provided in the financial tables included in this release.

Management uses non-GAAP results to evaluate the company’s operating and financial performance in light of business objectives and for planning purposes. These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Intevac believes these measures enhance investors’ ability to review the company’s business from the same perspective as the company’s management and facilitate comparisons of this period’s results with prior periods. The presentation of this additional information should not be considered a substitute for results prepared in accordance with GAAP.

Conference Call Information

The company will discuss its financial results and outlook in a conference call today at 1:30 p.m. PST (4:30 p.m. EST). To participate in the teleconference, please call toll-free (877) 334-0811 prior to the start time. For international callers, the dial-in number is (408) 427-3734. You may also listen live via the Internet at the company’s website, www.intevac.com, under the Investors link, or at www.earnings.com. For those unable to attend, these web sites will host an archive of the call. Additionally, a telephone replay of the call will be available for 48 hours beginning today at 7:30 p.m. EST. You may access the replay by calling (855) 859-2056 or, for international callers, (404) 537-3406, and providing Replay Passcode 31095997.

About Intevac

Intevac was founded in 1991 and has two businesses: Equipment and Photonics.

In our Equipment business, we are a leader in the design, development and manufacturing of high-productivity process equipment solutions. Our systems are production-proven for high-volume manufacturing of substrates with precise thin film properties, such as those required in the hard drive and solar cell markets we currently serve.

In the hard drive industry, our 200 Lean® systems process approximately 60% of all magnetic disk media produced worldwide. In the solar cell manufacturing industry, our high-throughput thin film process equipment enables increased conversion efficiency of silicon solar cells while also reducing manufacturing costs.

In our Photonics business, we are a leader in the development and manufacture of leading-edge, high-sensitivity imaging products and vision systems. Our products primarily address the defense markets.

For more information call 408-986-9888, or visit the company’s website at www.intevac.com.

200 Lean® is a registered trademark and ENERGi™ is a trademark of Intevac, Inc.

Safe Harbor Statement

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Intevac claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to: expected delivery of cameras for the Apache program, and ability to maintain technology leadership. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from the company’s expectations. These risks include, but are not limited to: oversupply in the media industry, a further slowdown in demand for hard drives, a change in the delivery rate of the cameras for the Apache program and the failure to ship these cameras, each of which could have a material impact on our business, our financial results, and the company’s stock price. These risks and other factors are detailed in the company’s periodic filings with the U.S. Securities and Exchange Commission.

INTEVAC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except percentages and per share amounts)

	Three months ended		Year ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net revenues
Equipment	$12,843	$9,358	$39,135	$52,538
Intevac Photonics	7,709	8,125	30,497	30,886

Total net revenues	20,552	17,483	69,632	83,424

Gross profit	7,737	7,348	21,973	34,158
Gross margin
Equipment	38.1%	46.0%	31.0%	44.9%
Intevac Photonics	36.8%	37.4%	32.3%	34.2%

Consolidated	37.6%	42.0%	31.6%	40.9%

Operating expenses
Research and development	4,845	6,949	21,037	31,762
Selling, general and administrative	5,420	6,532	22,278	25,919
Acquisition-related[1]	(3,703)	(662)	(3,727)	(219)
Impairment of goodwill and intangible assets	—	18,419	—	18,419
Bad debt expense	—	—	—	3,017

Total operating expenses	6,562	31,238	39,588	78,898
Gain (loss) on divestitures	—	—	(208)	2,207

Total operating income (loss)	1,175	(23,890)	(17,823)	(42,533)

Operating income (loss)
Equipment[1]	1,657	(4,442)	(12,951)	(19,934)
Intevac Photonics	804	733	1,058	(206)
Corporate[2,3,4]	(1,286)	(20,181)	(5,930)	(22,393)

Total operating income (loss)	1,175	(23,890)	(17,823)	(42,533)

Interest and other income	12	43	405	454

Income (loss) before income taxes	1,187	(23,847)	(17,418)	(42,079)
Provision (benefit) for income taxes	(538)	18,811	(1,722)	13,240

Net income (loss)	$1,725	$(42,658)	$(15,696)	$(55,319)

Income (loss) per share
Basic and Diluted	$0.07	$(1.82)	$(0.66)	$(2.37)

Weighted average common shares outstanding
Basic	23,948	23,465	23,832	23,336
Diluted	24,158	23,465	23,832	23,336

[1]	The three months and year ended December 31, 2013 include $3.7 million credit for the change in fair value of acquisition-related contingent consideration. The three months and year ended December 31, 2012 include $0.7 million and $0.2 million credits, respectively for the change in fair value of acquisition-related contingent consideration.
[2]	The year ended December 31, 2013 includes the loss on sale of the Raman spectroscopy product line of $208,000.
[3]	The year ended December 31, 2012 includes the gain on sale of the mainframe technology of $2.2 million.
[4]	The three months and year ended December 31, 2012 include the goodwill and intangibles impairment charges of $18.4 million.

INTEVAC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	December 31, 2013	December 31, 2012
	(Unaudited)	(see Note)
ASSETS

Current assets
Cash, cash equivalents and short-term investments	$69,096	$64,852
Accounts receivable, net	15,037	19,822
Inventories	22,762	26,193
Prepaid expenses and other current assets	1,237	2,120

Total current assets	108,132	112,987

Long-term investments	12,318	27,317
Property, plant and equipment, net	12,945	13,426
Deferred income tax assets	9,502	12,176
Intangible assets, net	4,902	5,868
Other long-term assets	477	729

Total assets	$148,276	$172,503

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$4,011	$4,479
Accrued payroll and related liabilities	5,034	4,194
Deferred income tax liabilities	939	1,281
Other accrued liabilities	3,263	8,489
Customer advances	3,743	2,193

Total current liabilities	16,990	20,636

Other long-term liabilities	1,715	9,232
Stockholders’ equity
Common stock ($0.001 par value)	24	23
Additional paid in capital	156,359	151,996
Treasury stock, at cost	(1,688)	—
Accumulated other comprehensive income	725	769
Accumulated deficit	(25,849)	(10,153)

Total stockholders’ equity	129,571	142,635

Total liabilities and stockholders’ equity	$148,276	$172,503

Note: Amounts as of December 31, 2012 are derived from the December 31, 2012 audited consolidated financial statements.

INTEVAC, INC.

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(Unaudited, in thousands, except per share amounts)

	Three months ended		Year ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Non-GAAP Income (Loss) from Operations
Reported operating income (loss) (GAAP basis)	$1,175	$(23,890)	$(17,823)	$(42,533)
Change in fair value of contingent consideration obligations[1]	(3,703)	(662)	(3,727)	(219)
Restructuring charges[2]	—	—	742	—
Loss on sale of Raman spectroscopy product line[3]	—	—	208	—
Impairment of goodwill and intangible assets	—	18,419	—	18,419
Gain on sale of mainframe technology[4]	—	—	—	(2,207)
Bad debt expense[5]	—	—	—	3,017

Non-GAAP Operating Loss	$(2,528)	$(6,133)	$(20,600)	$(23,523)

Non-GAAP Net Loss
Reported net income (loss) (GAAP basis)	$1,725	$(42,658)	$(15,696)	$(55,319)
Change in fair value of contingent consideration obligations[1]	(3,703)	(662)	(3,727)	(219)
Restructuring charges[2]	—	—	742	—
Loss on sale of Raman spectroscopy product line[3]	—	—	208	—
Impairment of goodwill and intangible assets	—	18,419	—	18,419
Gain on sale of mainframe technology[4]	—	—	—	(2,207)
Bad debt expense[5]	—	—	—	3,017
Valuation allowance on deferred tax assets[6]	—	23,437	—	23,437
Income tax effect of non-GAAP adjustments[7]	—	(2,777)	(42)	(3,279)

Non-GAAP Net Loss	$(1,978)	$(4,241)	$(18,515)	$(16,151)

Non-GAAP Loss Per Diluted Share
Reported income (loss) per diluted share (GAAP basis)	$0.07	$(1.82)	$(0.66)	$(2.37)
Change in fair value of contingent consideration obligations[1]	(0.15)	(0.03)	(0.16)	(0.01)
Restructuring charges[2]	—	—	0.03	—
Loss on sale of Raman spectroscopy product line[3]	—	—	0.01	—
Impairment of goodwill and intangible assets	—	0.67	—	0.67
Gain on sale of mainframe technology[4]	—	—	—	(0.07)
Bad debt expense[5]	—	—	—	0.08
Valuation allowance on deferred tax assets[6]	—	1.00	—	1.00

Non-GAAP Loss Per Diluted Share	$(0.08)	$(0.18)	$(0.78)	$(0.69)

Weighted average number of diluted shares	24,158	23,465	23,832	23,336

[1]	Results for all periods presented include changes in fair value of contingent consideration obligations associated with the Solar Implant Technology (SIT) acquisition in 2010.
[2]	Results for the year ended December 31, 2013 include severance and other employee-related costs $742,000 related to the restructuring program announced on February 1, 2013.
[3]	The year ended December 31, 2013 includes the loss on sale of the Raman spectroscopy product line of $208,000. On March 29, 2013, the company sold certain assets including tangible and intangible assets and divested of certain liabilities which comprised its Raman spectroscopy product line for proceeds of not to exceed $1.5 million of which $500,000 was paid in cash upon closing and up to $1.0 million is in the form of an earnout. Intevac did not recognize the earnout payments upon closing given the uncertainties associated with the achievement of the earnout.
[4]	The year ended December 31, 2012 includes the gain on sale of the mainframe technology of $2.2 million. On January 6, 2012, the Company sold certain assets including intellectual property and residual assets which comprised its semiconductor mainframe technology for proceeds of $3.0 million.
[5]	The year ended December 31, 2012 includes a write-off of a promissory note from a customer in the amount of $3.0 million due to the insolvency of the customer.
[6]	In accordance with ASC Topic 740, Income Taxes, the company determined based upon an evaluation of all available objectively verifiable evidence, including but not limited to the company’s U.S. operations falling into a cumulative three year loss, that a non-cash valuation allowance should be established against its U.S. deferred tax assets which are comprised of accumulated and unused U.S. tax credits, and net operating losses and other temporary book-tax differences. The establishment of a non-cash valuation allowance on the company’s U.S. deferred tax assets does not have any impact on its cash, nor does such an allowance preclude the company from utilizing its tax losses, tax credits or other deferred tax assets in future periods.
[7]	The amount represents the estimated income tax effect of the non-GAAP adjustments. The company calculated the tax effect of non-GAAP adjustments by applying an applicable estimated jurisdictional tax rate to each specific non-GAAP item.